Exhibit 10.1

SUPERIOR ENERGY SERVICES, INC.

ANNUAL INCENTIVE PLAN

1. Purpose. The purpose of the Superior Energy Services, Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of Superior Energy Services, Inc. and its subsidiaries (the “Company”) by setting general guidelines pursuant to which annual cash incentive awards (“Bonuses” and each a “Bonus”) may be paid to certain designated officers and key employees of the Company.

2. Eligibility. All of the Company’s executive officers will participate in the Plan, and their participation will be overseen by the Compensation Committee of the Board of Directors (the “Committee”). Other officers and key employees of the Company are also eligible to participate in the Plan if designated as participants by the Chief Executive Officer of Superior Energy Services, Inc.

3. Performance Criteria. Bonuses under the Plan will be determined based on the achievement of financial and strategic goals of the Company and/or individual performance during a given calendar year, as may be established by the Committee or the Chief Executive Officer, as applicable.

4. Administration. The Committee will establish the performance goals and target Bonus amounts applicable to participants who are executive officers of the Company, and will determine whether any Bonuses will be paid to such participants for a given calendar year. The Chief Executive Officer will establish the performance goals and target Bonus amounts for other participants, and will determine whether Bonuses will be paid to such participants for a given calendar year.

5. Timing of Bonus Payments. Bonuses shall be paid no earlier than January 1 and no later than March 15 of the year following the year for which the Bonus was earned.

6. Termination of Employment. In order to be eligible to receive a Bonus under the Plan, a participant must be an employee of the Company at the end of the calendar year for which the Bonus is earned, unless otherwise provided in a written agreement between the Company and the participant.

7. Amendment and Termination. The Committee may amend, suspend or terminate all or any portion of the Plan at any time in its sole and absolute discretion.

8. Employee Rights Under the Plan. Nothing in this Plan shall be construed to:

(a) grant any officer or employee of the Company any claim or right to participate in this Plan;

(b) limit in any way the right of the Company to terminate a participant’s employment with the Company at any time; or

(c) be evidence of any agreement or understanding, express or implied, that the Company will employ a participant in any particular position or at any particular rate of remuneration.

9. Taxes. Payment of Bonuses will be subject to applicable payroll taxes and withholdings.

10. Forfeiture of Bonus. Each Bonus paid under this Plan is subject to the following provisions:

(a) If a participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated or (ii) results in an increase of the participant’s Bonus, then the Committee or the Chief Executive Officer, as applicable, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the after-tax portion of the difference between any Bonus that was awarded or paid to such participant during the three-year period following such conduct and the Bonus that would have been paid based on the restated financial statements or absent the increase described in part (ii). With respect to conduct described in part (i), the three-year period will commence on the date of the first public filing with the U.S. Securities and Exchange Commission of a report containing the financial statements that are required to be restated.

(b) Each Bonus granted under this Plan shall be subject to any additional clawback policies that the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder.

(c) The Committee or the Chief Executive Officer, as applicable, may, in its or his discretion, require participants to execute appropriate documentation to reflect the Company’s recovery rights under this Section 10 and each participant’s obligation to return any recoverable Bonus amount to the Company upon demand.

11. No Vested Interest or Right. No participant has any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Plan.

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